EXHIBIT 99.1

News Release

April 29, 2009
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces First Quarter Earnings For 2009

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported first quarter net income of $741,000 compared to $759,000 in the same period last year. Mr. Bosserd commented "our earnings in the first quarter of 2009 represent a decrease of only 2% from the same period in 2008 and were better than the second through fourth quarters of last year. We are proud of the results we achieved in the first quarter given the state of the Michigan economy, high unemployment, and declines in real estate values." Earnings per share were $.23 for both the first quarter of 2009 and the first quarter of 2008.

The small decrease in net income in the first quarter of 2009 compared to the same period in 2008 was due to an increase in the provision for loan losses and higher noninterest expense, partially offset by growth in net interest income and slightly higher noninterest income.

Net interest income was $3,898,000 or $200,000 higher in the first quarter of 2009 than the same period in 2008. ChoiceOne's net interest income spread was 54 basis points higher in the first quarter of 2009 than in the first quarter of 2008. This was caused by rate reductions in funding costs being larger than rate reductions on earning assets. Average earning assets were $15.9 million lower in the first quarter of 2009 than in the same period in 2008. The average balance of loans declined $6.1 million with the primary cause being limited loan demand due to the uncertain economy. The average balance of securities was $8.1 million lower as a result of maturities and calls of securities that were not replaced due to the low interest rate environment.

The provision for loan losses was $600,000 in the first quarter of 2009, compared to $550,000 in the first quarter of 2008. The higher provision indicated management's continued concern with the Michigan economy. Net charge-offs in the first quarter of 2009 were $141,000, compared to $307,000 in the same quarter in 2008. The excess of the provision over loan charge-offs caused ChoiceOne's allowance for loan losses to rise to 1.27% of total loans as of March 31, 2009, compared to 1.10% as of December 31, 2008. Total nonperforming loans were $9.1 million as of March 31, 2009, compared to $9.2 million as of the end of 2008 and $5.1 million as of March 31, 2008.

Noninterest income was $1,376,000, which represented an increase of $43,000 or 3% in the first three months of 2009 compared to the same period in 2008. Gains on sales of loans were up $91,000 and gains on sales of securities were $69,000 higher in the first quarter of 2009 than in the first quarter of 2008. The growth in gains on sales of loans was caused by refinancing activity that occurred as a result of low interest rates for fixed rate mortgage loans in the first quarter of 2009. Approximately $66,000 of the gains on sales of securities resulted from the sale of mortgage-backed securities in the first quarter of 2009 as ChoiceOne lessened its exposure to this investment category. Deposit service charges were down $67,000 in the first quarter of 2009 compared to the same quarter in 2008 as overdraft fee income was 11% lower than the prior year. Other noninterest income was $45,000 lower in the first three months of 2009 than in the same period in 2008 as a result of higher losses on sales of other real estate properties.

Noninterest expense of $3,797,000 was $225,000 or 6% higher in the first quarter of 2009 than in the first quarter of 2008. The increase was due to higher data processing expense, FDIC insurance expense, and other real estate and loan collection related expenses in 2009 compared to 2008. Data processing expense was $79,000 higher due to a new ATM processing contract that was signed in 2008. FDIC insurance expense was up $89,000 due to a doubling of assessment rates in 2009 compared to 2008. Expenses related to the cost of carrying of other real estate properties and loan collection expenses were $97,000 higher in 2009 than in 2008 as a result of the continued challenges faced by the Michigan economy. Salaries and benefits expense was down slightly in 2009 compared to 2008.

Total assets declined by $7.7 million in the first quarter of 2009 and have decreased $11.0 million in the last twelve months. The reduction is due to lower balances in loans and securities. Loans were affected by refinancing of portfolio mortgage loans into fixed rate loans that were sold in the secondary market and by pay-downs of credit lines by borrowers. Total deposits grew $6.4 million in the first quarter of 2009 with checking, money market, and savings accounts providing $7.5 million of the increase. Mr. Bosserd stated "we are excited about our core deposit growth and will continue to make it our top priority in the future."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
	3/31/2009	12/31/2008	3/31/2008
Loans	$315,803	$322,693	$320,150
Securities	77,034	81,941	87,994
Other Assets	63,012	58,917	58,657

Total Assets	$455,849	$463,551	$466,801

Deposits	$353,422	$346,998	$348,785
Borrowings	43,656	58,743	56,664
Other Liabilities	5,936	5,625	7,454

Total Liabilities	403,014	411,366	412,903

Shareholders' Equity	52,835	52,185	53,898

Total Liabilities and Equity	$455,849	$463,551	$466,801

Condensed Statements of Income
(Unaudited)

	Quarter Ended
	3/31/2009	12/31/2008
Interest Income	$5,913	$6,928
Interest Expense	2,015	3,230

Net Interest Income	3,898	3,698

Provision for Loan Losses	600	550
Noninterest Income	1,376	1,333
Noninterest Expense	3,797	3,572
Income Taxes	136	150

Net Income	$741	$759

Basic Earnings Per Share	$0.23	$0.23
Diluted Earnings Per Share	$0.23	$0.23

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be realized in full or at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.